UNITED STATES                   SEC FILE NUMBER
                     SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549                 0-15688
                                                                   CUSIP NUMBER
                                   FORM 12b-25

                                   NOTIFICATION OF LATE FILING

Check One:

 [ ] Form 10-KSB  |X| Form 20-F  [ ] Form 11-K  [ ] Form 10-QSB   [ ] Form N-SAR
 For Period Ended:  January 31, 2004
                    ----------------

 [ ] Transition Report on Form 10-K
 [ ] Transition Report on Form 20-F
 [ ] Transition Report on Form 11-K
 [ ] Transition Report on Form 10-Q
 [ ] Transition Report on Form N-SAR
 For the Transition Period Ended: __________________________

If the notification relates to a portion of the filing check above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION
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         Coral Gold Corp.
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         Full Name of Registrant

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         Former Name if Applicable
         455 Granville Street, Suite 400
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         Address of Principal Executive Office (Street and Number)
         Vancouver, British Columbia V6C 1T1 Canada
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         City, State and Zip Code

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PART II -- RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

                     (a)      Te reasons described in reasonable detail in
                              Part III of this form could not be
                              eliminated without unreasonable effort expense;

   |X|               (b)      The subject annual report, semi-annual report,
                              transition report on Form 10-KSB, Form 20-K, Form
                              11-K, Form N-SAR or a portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form
                              10-QSB or a portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE
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State  below in  reasonable  detail the  reasons why Form  10-KSB,  11-K,  20-F,
10-QSB, N-SAR, transition report or a portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     Due to limited personnel, Coral Gold Corp. requires additional time to complete its Form 20-F for fiscal year ended January 31, 2004.

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PART IV - OTHER INFORMATION
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(1)   Name and telephone number of person to contact in regard to this notification.

      Jim Baylis                                         (604) 682-3701
      -------------------------------------------------------------------------
      (Name)                                    (Area Code and Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

         |X| Yes                    |_| No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         |_| Yes                    |X| No


                                CORAL GOLD CORP.
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                (Name of Registrant as specified in its charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    July 30, 2004               By: /s/ David Wolfin
                                         ---------------------------------------
                                         David Wolfin, Vice President of Finance